Exhibit 11

	SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
	COMPUTATION OF EARNINGS PER COMMON SHARE
	(Amounts in millions, except per share figures)
                                           Six Months Ended
                                                June 30,
                                            1996      1995

Earnings per Common Share, As Reported:

Income from continuing operations . . .   $ 643.7   $  561.0
Discontinued operations:
 Loss from operations . . . . . . . . .         -      (10.2)
 Loss on disposal . . . . . . . . . . .         -     (156.2)
Net income applicable to common shares.     643.7      394.6

Average Number of Common Shares
Outstanding . . . . . . . . . . . . . .     367.3      372.1

Earnings per Common Share:

Income from continuing operations . . .      1.75       1.51
Discontinued operations:
 Loss from operations . . . . . . . . .         -       (.03)
 Loss on disposal . . . . . . . . . . .         -       (.42)

Total . . . . . . . . . . . . . . . . .   $  1.75   $   1.06

Earnings per Common Share, Assuming
Full Dilution: (a)

Average Number of Common Shares
Outstanding . . . . . . . . . . . . . .     367.3      372.1

Shares Contingently Issuable for
Stock Incentive Plans and Warrant
Agreements. . . . . . . . . . . . . . .       4.7        5.0

Average Number of Common Shares and
Common Share Equivalents Outstanding. .     372.0      377.1

Earnings per Common Share:

Continuing operations . . . . . . . . .      1.73       1.49
Discontinued operations:
 Loss from operations . . . . . . . . .         -       (.03)
 Loss on disposal . . . . . . . . . . .         -       (.41)

Earnings per Common Share, Assuming
  Full Dilution . . . . . . . . . . . .   $  1.73   $   1.05

(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

WD041001.10Q